Exhibit 99.1

Schlumberger Announces Fourth-Quarter and Full-Year 2006 Results

HOUSTON, January 19, 2007 – Schlumberger Limited (NYSE:SLB) today reported 2006 operating revenue of $19.23 billion versus $14.31 billion in 2005.

Income from continuing operations, before charges and credits, of $3.75 billion was 85% higher than in 2005, representing diluted earnings-per-share of $3.04 versus $1.67 in 2005.

Income from continuing operations, including charges and credits, was $3.71 billion, representing diluted earnings-per-share of $3.01 versus $1.81 in 2005, an increase of 66%.

Fourth-Quarter Results

Fourth-quarter operating revenue of $5.35 billion was 8% higher than the $4.95 billion in the third quarter of 2006, and 33% higher than the $4.02 billion in the fourth quarter of 2005.

Income from continuing operations, before charges and credits, reached $1.13 billion—an increase of 13% sequentially and 77% year-on-year. Diluted earnings-per-share, before charges and credits, were $0.92 versus $0.81 in the previous quarter, and $0.52 in the fourth quarter of 2005.

Income from continuing operations, including charges and credits, was $1.13 billion or $0.92 per-share diluted versus $0.81 in the previous quarter and $0.54 in the fourth quarter of 2005.

Oilfield Services revenue of $4.63 billion increased 8% sequentially and 30% year-on-year. Pretax business segment operating income of $1.32 billion increased 9% sequentially and 55% year-on-year.

WesternGeco revenue of $721 million increased 9% sequentially and 55% year-on-year. Pretax business segment operating income of $273 million increased 13% sequentially and 149% year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “Full-year 2006 revenues grew 34%, far exceeding our original expectations. This was driven by significant price increases, a rich portfolio of new technology and stronger activity in almost all GeoMarkets. WesternGeco performance during the year was particularly impressive being led by the resurgence of exploration activity and the continued rapid growth of Q-Technology services.

The fourth-quarter results produced new record levels of revenue and net income despite seasonal weather-related weakness in the North Sea, parts of Russia and US Land as well as activity-related weakness in Canada. WesternGeco achieved further significant progress and strong performances were recorded by Schlumberger Information Solutions, Well Testing and Artificial Lift Technologies. Schlumberger Completions was also a strong contributor to growth and to add further technology to our products and services in this critical area of reservoir production we acquired Reslink, a Norwegian-based supplier of advanced completions solutions.

At our investor meeting in September 2006, we re-iterated our expectation that, absent any dramatic world economic slowdown that would reduce hydrocarbon demand, Schlumberger will continue to see high growth through the end of this decade and well into the next. We also stated that growth rates would eventually slow from the breakneck pace of 2006 but would remain well above those experienced over the long, slow post-1986 industry adjustment.

Short-term declines in commodity prices inevitably produce varying activity growth rates if they are sustained long enough. However, maintaining the production base for both oil and natural gas in the face of accelerating decline rates, poorer quality or more difficult reservoirs and eroding reserve replacement ratios will mean that any moderation in activity will be short-lived and self-correcting. While we remain of the opinion that there is no overall shortage of oil and gas reserves, the world is realizing that the period of cheap hydrocarbon energy has ended and new and higher sustained levels of investment are necessary to meet demand and guarantee future supplies.

We therefore expect to continue to see significant growth in 2007 particularly in the Eastern Hemisphere for exploration, development and production enhancement related services where technology is key to improving our customers’ performance and reducing their technical risk.

As part of our capital management program we repurchased 13.6 million shares under the 40 million-share buy-back program authorized by the Board of Directors in April 2006. I am pleased to report that the Board has also approved a substantial dividend increase for the third consecutive year.”

Other Events

•	As part of the current 40 million-share buy-back program approved in the second quarter of 2006, Schlumberger repurchased 1.86 million shares during the fourth quarter for a total amount of $119 million, at an average price of $64.12 per share. Under this buy-back program 13.6 million shares have been repurchased to date.

•	The Board of Directors of Schlumberger Limited declared a 40% increase in the quarterly dividend. The increased dividend of 17.5 cents per share is payable on April 6, 2007 to stockholders of record on February 21, 2007.

Consolidated Statement of Income
	(Stated in thousands except per share amounts)
	Fourth Quarter		Twelve Months
For Periods Ended December 31	2006	2005	2006	2005
Operating revenue	$5,349,868	$4,023,346	$19,230,478	$14,309,182
Interest and other income (1) (3)	86,935	92,895	286,716	407,769
Expenses
Cost of goods sold and services (3)	3,585,393	2,915,617	13,214,043	10,639,377
Research & engineering (3)	169,482	134,392	619,316	505,513
Marketing	26,230	14,645	75,704	53,964
General & administrative	124,720	100,607	425,057	349,277
Interest	63,300	49,454	234,916	197,090

Income from Continuing Operations before taxes and minority interest	1,467,678	901,526	4,948,158	2,971,730
Taxes on income (3)	337,064	207,155	1,189,568	681,927

Income from Continuing Operations before minority interest	1,130,614	694,371	3,758,590	2,289,803
Minority interest (3)	2	(33,817)	(48,739)	(90,808)

Income from Continuing Operations	1,130,616	660,554	3,709,851	2,198,995
Income from Discontinued Operations	—	—	—	7,972

Net Income	$1,130,616	$660,554	$3,709,851	$2,206,967

Diluted Earnings Per Share
Income from Continuing Operations	$0.92	$0.54	$3.01	$1.81
Income from Discontinued Operations	—	—	—	0.01

Net Income	$0.92	$0.54	$3.01	$1.82

Average shares outstanding	1,178,347	1,178,516	1,181,683	1,178,576
Average shares outstanding assuming dilution	1,238,047	1,233,520	1,242,196	1,229,716

Depreciation & amortization included in expenses (2)	$439,000	$358,881	$1,561,410	$1,350,969

1)	Includes interest income of:

                Fourth quarter 2006 - $27 million (2005 - $30 million)

                Twelve months 2006 - $117 million (2005 - $100 million)

2)	Including Multiclient seismic data costs.
3)	See page 6 for details of Charges & Credits included above.

Condensed Balance Sheet

		(Stated in thousands)
	Dec. 31, 2006	Dec. 31, 2005
Assets
Current Assets
Cash and short-term investments	$2,998,873	$3,495,681
Other current assets	6,186,789	5,058,232

	9,185,662	8,553,913
Fixed income investments, held to maturity	153,000	359,750
Fixed assets	5,576,041	4,200,638
Multiclient seismic data	226,681	222,106
Goodwill	4,988,558	2,922,465
Other assets	2,675,654	1,818,620

	$22,805,596	$18,077,492

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$3,822,094	$3,564,854
Estimated liability for taxes on income	1,136,529	946,723
Bank loans and current portion of long-term debt	1,321,529	796,578
Dividend payable	148,720	124,733

	6,428,872	5,432,888
Convertible debentures	1,424,990	1,424,993
Other long-term debt	3,238,952	2,166,345
Postretirement benefits	1,036,169	707,040
Other liabilities	283,272	249,459

	12,412,255	9,980,725
Minority interest	—	505,182
Stockholders’ Equity	10,393,341	7,591,585

	$22,805,596	$18,077,492

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed-income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger indebtedness. Details of the Net Debt follow:

(Stated in millions)
Twelve Months	2006
Net Debt, January 1, 2006	$(532)
Net income	3,710
Depreciation and amortization	1,561
Charges & credits, net of minority interest and tax	43
Excess of equity income over dividends received	(181)
US pension and postretirement benefit contributions	(225)
Increase in working capital requirements	(377)
Capital expenditures (1)	(2,637)
Dividends paid	(568)
Proceeds from employee stock plans	442
Stock repurchase program	(1,068)
Acquisition of minority interest in WesternGeco	(2,406)
Other business acquisitions and related payments	(577)
Distribution to joint venture partner	(60)
Other	107
Translation effect on net debt	(66)

Net Debt, December 31, 2006	$(2,834)

Components of Net Debt	Dec. 31, 2006	Dec. 31, 2005
Cash and short-term investments	$2,999	$3,496
Fixed income investments, held to maturity	153	360
Bank loans and current portion of long-term debt	(1,322)	(797)
Convertible debentures	(1,425)	(1,425)
Other long-term debt	(3,239)	(2,166)

	$(2,834)	$(532)

(1)	Including Multiclient seismic data expenditure.

Charges & Credits

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP) this Fourth-Quarter and Full-Year 2006 Earnings Press Release also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

( Stated in millions except per share amounts )
	Fourth Quarter 2005
	Pretax	Tax	Min Int	Net	Diluted EPS	Income Statement Classification
Income from Continuing Operations	$901.5	$207.1	$(33.8)	$660.6	$0.54
Add back Charges & Credits:
- Gain on sale of Hanover Compressor stock	(20.9)	—	—	(20.9)	(0.02)	Interest and other income

Income from Continuing Operations before charges & credits	$880.6	$207.1	$(33.8)	$639.7	$0.52

Continuing operations	GAAP	Before charges & credits
Effective tax rate	23.0%	23.5%
	Twelve Months 2006
	Pretax	Tax	Min Int	Net	Diluted EPS (*)	Income Statement Classification
Income from Continuing Operations	$4,948.2	$1,189.6	$(48.7)	$3,709.9	$3.01
Add back Charges & Credits:
- WesternGeco in-process R&D charge	21.0	—	—	21.0	0.02	Research & engineering
- Loss on sale of investments to fund the WesternGeco transaction	9.4	—	—	9.4	0.01	Interest and other income
- WesternGeco visa settlement	9.7	(0.3)	(3.2)	6.8	0.01	Cost of goods sold and services
- Other in-process R&D charges	5.6	—	—	5.6	—	Research & engineering

Income from Continuing Operations before charges & credits	$4,993.9	$1,189.3	$(51.9)	$3,752.7	$3.04

Continuing operations	GAAP	Before charges & credits
Effective tax rate	24.0%	23.8%
	Twelve Months 2005
	Pretax	Tax	Min Int	Net	Diluted EPS	Income Statement Classification
Income from Continuing Operations	$2,971.7	$681.9	$(90.8)	$2,199.0	$1.81
Add back Charges & Credits:
- Gain on sale of Hanover Compressor stock	(20.9)	—	—	(20.9)	(0.02)	Interest and other income
- Resolution of contingency - Montrouge facility	(17.8)	—	—	(17.8)	(0.01)	Interest and other income
- Gain on sale of Montrouge facility	(145.7)	—	—	(145.7)	(0.12)	Interest and other income
- Real estate related charges	12.1	0.8	—	11.3	0.01	Cost of goods sold and services

Income from Continuing Operations before charges & credits	$2,799.4	$682.7	$(90.8)	$2,025.9	$1.67

Continuing operations	GAAP	Before charges & credits
Effective tax rate	22.9%	24.4%
(*) May not add due to rounding.

There were no charges or credits in the fourth quarter of 2006.

Business Review

( Stated in millions)
	Fourth Quarter			Twelve Months
	2006	2005	% chg	2006	2005	% chg
Oilfield Services
Operating Revenue	$4,630	$3,566	30%	$16,767	$12,648	33%

Pretax Operating Income	$1,317	$852	55%	$4,603	$2,805	64%

WesternGeco
Operating Revenue	$721	$464	55%	$2,471	$1,662	49%

Pretax Operating Income	$273	$110	149%	$853	$317	170%

Pretax operating income represents the Business Segments’ income before taxes and minority interest. The pretax operating income excludes corporate expenses, interest income, interest expense, amortization of certain intangible assets, interest on postretirement benefits, stock-based compensation costs and the charges and credits described on page 6, as these items are not allocated to the Segments.

Oilfield Services

Full-year 2006 revenue of $16.77 billion increased 33% versus 2005. North America revenue increased by 40%, Europe/CIS/Africa by 36%, Middle East & Asia by 31% and Latin America by 16%. Pretax operating income of $4.60 billion in 2006 was 64% higher than 2005. Pretax operating margins improved 527 basis points (bps) in 2006 versus 2005, demonstrating strong pricing, accelerated technology take-up and high demand for oilfield services.

Fourth-quarter revenue of $4.63 billion was 8% higher sequentially and 30% higher year-on-year.

Overall, sequential revenue increases were highest in the US Land, Mexico, US Gulf Coast, Gulf and North Sea GeoMarkets*. Strong double-digit growth rates were also experienced in Nigeria, West & South Africa, Continental Europe, Thailand/Vietnam, India, Australia/Papua New Guinea and Libya. Robust demand for Wireline, Well Testing and Well Services technologies together with higher Artificial Lift Systems and Completions product sales contributed to the increase. In addition, increased seasonal demand for Schlumberger Information Solutions (SIS) products and services was recorded across all Areas.

Pretax operating income of $1.32 billion increased 9% sequentially and 55% year-on-year. The sequential increase was mainly driven by higher overall activity in the US Land and US Gulf Coast GeoMarkets; and by increased rig count in West & South Africa, the Gulf and India. This resulted in Oilfield Services pretax operating margins of 28.4%.

In 2006, the next-generation Drilling & Measurements Scope* family of logging-while-drilling services continued its rapid industry acceptance—being used on more than one-sixth of the total footage drilled with Drilling & Measurements services during the year. Scope technology enables advanced formation evaluation, improved drilling efficiency and increased production with optimal well placement. Services include EcoScope* multifunction formation evaluation, StethoScope* formation pressure-while-drilling, TeleScope* high-speed mud pulse telemetry and PeriScope* deep directional resistivity.

During the quarter, Schlumberger acquired Norwegian-based Reslink, a leading supplier of advanced completion solutions that include a broad spectrum of engineering applications and products for sand management, zonal isolation and intelligent well completions. With key engineering and manufacturing centers in Ålgård, Norway and Houston, Reslink focuses on designing and building robust and reliable smart-well solutions for advanced well completion and production optimization challenges for the global oil and gas industry.

SIS secured a significant number of National Data Center contracts from state agencies, major resource holders and national oil companies for the provision of E&P data management and support services. Fourth-quarter contracts include awards from the Algerian Ministry of Energy & Mines, Petroliam Nasional Berhad (Petronas), Perupetro and contract extensions in Colombia from the Agencia Nacional de Hidrocarburos.

North America

Revenue of $1.44 billion increased 7% sequentially and 38% year-on-year. Pretax operating income of $442 million increased 8% sequentially and 59% year-on-year.

Sequentially, the US Gulf Coast GeoMarket recorded strong revenue growth resulting from greater deepwater activity and increased demand for Drilling & Measurements, Wireline and Well Testing services as well as for sales of Completions products. In spite of weather-related slowdowns in some regions, US Land continued to grow due to sustained demand for Well Services and Drilling & Measurements technologies together with higher end-of-year SIS product sales. In Canada revenue remained flat due to lower rig count in regions of shallow gas and coalbed methane activity.

Improvements in sequential Area pretax operating margins were driven by a favorable activity mix in the US Gulf Coast GeoMarket and higher Well Services and Drilling & Measurements activities in US Land together with strong demand for higher-margin SIS product sales. This expansion was partially offset by lower operating leverage in Canada and the impact of weather on Well Services activities in US Land.

In the US Gulf of Mexico, Schlumberger installed a subsea completion on Anadarko’s Cheyenne #2 well in water depths of 8,960 ft. This marks the sixth well completed at depths greater than 8,000 ft within the past six months using the SenTREE 7* subsea completion tree and Commander* well control systems.

In US Land, Red Oak Capital Management awarded Schlumberger a field development and production contract comprising 3,500 acres of the Barnett Shale in the Fort Worth Basin. Schlumberger IPM will begin the initial asset development drilling and completion program then move on to manage the field’s production. Additional services will include infill-drilling and future stimulation services.

Also in US Land, the new Wireline Rt Scanner* multiarray triaxial induction technology helped Dominion Exploration & Production, Inc. improve evaluation of a hydrocarbon column, which resulted in double the anticipated pay compared to conventional technology.

During the quarter Schlumberger signed a multi-year agreement in Canada for the supply of Hotline* 550 high-temperature electrical submersible pump systems. The agreement provides for the supply of up to 450 pumping systems for three years and covers both new installations and replacements.

Latin America

Revenue of $674 million increased 7% sequentially and 9% year-on-year. Pretax operating income of $142 million increased 9% sequentially and 57% year-on-year.

Sequential growth in revenue was driven mainly by increasing activity in Mexico with all Technologies registering growth. Also contributing to growth were higher SIS and Artificial Lift Systems product sales in the Peru/Colombia/Ecuador and Latin America South GeoMarkets and increased demand for Drilling & Measurements and Well Testing services in Venezuela/Trinidad & Tobago. This growth however was offset by reduced drilling activity in Peru/Colombia/Ecuador and by deferral of revenue recognition on certain work performed during the quarter in Venezuela where discussions regarding the new contracts for the drilling barges work and the settlement of certain outstanding receivables were ongoing at the end of the quarter.

Pretax operating margins improved sequentially primarily driven by growth in Mexico and Venezuela. This was partially offset by a less favorable activity mix in Peru/Colombia/Ecuador and Latin America South, and IPM projects in Mexico.

In Mexico, Schlumberger Data & Consulting Services successfully implemented a production optimization plan on the Bellota-Chinchorro asset in the south region for PEMEX, achieving production gains in excess of 21,300 bbl/d and 23.8 MMscfd. A multidisciplinary Schlumberger team worked closely with the customer to apply new project management techniques, knowledge management procedures and best practices together with advanced Schlumberger technology. The significant gains in production—the result of 35 rigless workover operations—delivered an incremental return in excess of $376 million for PEMEX.

In Brazil’s mature Carapeba field in the Campos Basin, Petrobras chose Schlumberger to supply digitally-enabled oilfield technology to support their objective of improving recovery and increasing production while optimizing operational costs. The first of the intelligent completions under the two-year Technical Cooperation Agreement was installed during the quarter. Additionally, Schlumberger extended its partnership with Petrobras with the opening of the Carapeba Digital Oilfield Operations Center in Macaé.

Also in Brazil, the PowerDrive* rotary steerable system delivered outstanding performance in a shallow horizontal land well for Petrobras by reducing overall drilling time by 14 days. With a horizontal displacement of 3,035 m and vertical depth of 970 m, the well was drilled in eight days.

Europe/CIS/Africa

Revenue of $1.37 billion increased 8% sequentially and 35% year-on-year. Pretax operating income of $359 million increased 7% sequentially and 59% year-on-year.

Sequential revenue growth in the Area was driven by higher activity in the Nigeria, West & South Africa and Continental Europe GeoMarkets and increased product sales in the North Sea. Demand was particularly strong for Wireline, Well Testing and Well Services technologies together with SIS, Completions and Artificial Lift Systems products. This was offset by weather-related activity slowdowns in the North Sea, and in Russia with seasonal drilling shutdowns offshore Sakhalin.

Sequential pretax operating income growth was driven by higher activity for Wireline and Well Testing services and increased SIS, Completions and Artificial Lift Systems product sales. This growth however was offset by an unfavorable activity mix in the North Sea, West & South Africa and Caspian GeoMarkets; project start-up costs in North Africa; and the seasonal slowdown offshore Sakhalin.

In Norway, Statoil and Schlumberger launched a new technology collaboration in which the Wireline Sonic Scanner* service will be used to develop a highly detailed 3D geomechanical earth model of the high-pressure, high-temperature Kvitebjoern gas condensate field. The model will enable improved wellbore instability forecasting; evaluation of reservoir compaction during production; initiation or reactivation of faults; analysis of rock anisotropy, stress orientations and magnitudes; and quantification of alteration around the borehole.

In Tunisia, the CarboKEY* service, a Schlumberger proprietary fluid system designed for high-temperature carbonate reservoirs, exceeded customer expectations when used in a matrix stimulation treatment that tripled gas production from an offshore gas well for BG.

In Azerbaijan, a Schlumberger Completions FIV* Formation Isolation Valve that was installed in a well in the Azeri-Chirag-Guneshli complex for BP was activated more than 515 days after installation. The tool was installed during initial completion operations using a semi-submersible rig, which suspended the wells until the permanent upper completion and wellhead was ready to be installed. Unlike conventional plug methods, the valves are operated without intervention, resulting in 24 hours of rig time saved per well.

In Russia, Schlumberger Artificial Lift Systems won a major award for the supply of more than 300 EZLine* electrical submersible pumping systems. These low-temperature systems were specifically designed to address the needs of the low-horsepower segment of the Russian market.

Middle East & Asia

Revenue of $1.10 billion increased 8% sequentially and 28% year-on-year. Pretax operating income of $364 million increased 10% sequentially and 38% year-on-year.

The sequential revenue growth resulted from increased rig count in the Gulf, India, Australia/Papua New Guinea and Libya GeoMarkets and sustained exploration activity in Thailand/Vietnam. This was partially offset by lower deepwater activity in Brunei/Malaysia/Philippines, and by heavy rains delaying rig moves in the Arabian GeoMarket, resulting in decreased demand for Drilling & Measurements and Well Services technologies. Demand was strong for Wireline, Well Testing and IPM services as well as for Artificial Lift Systems and SIS product sales—resulting in double-digit growth rates for each.

Sequential pretax operating income growth was driven by demand for Wireline, Well Testing and Well Services technologies and increased Artificial Lift Systems and SIS product sales. This growth was attenuated by lower high-margin Drilling & Measurements services and reduced sales of high-margin Completions systems compared to the prior quarter.

In Pakistan, the Oil and Gas Development Corporation (OGDC) chose Schlumberger Data & Consulting Services to develop a field development plan for the Qadirpur carbonate gas field. Using newly acquired 3D seismic data and information obtained from the drilling of several new wells, Schlumberger Dhahran Carbonate Research Center teams will work with OGDC to develop a new static reservoir model. This will help engineer a full-field re-development plan to determine applicability of horizontal drilling, multilaterals and new technology to improve recovery and form the basis by which the facilities design will be upgraded.

Abu Dhabi Company for Onshore Oil Production awarded Schlumberger a multi-year contract for cementing and related services. Schlumberger will provide new technologies that include Ultra LiteCRETE*, FlexSTONE* and DuraSTONE* advanced cementing solutions.

In China, SIS completed the first iCenter* for CNOOC Ltd. Work on the one-year project establishing a secure networked collaborative environment included the provision of hardware, software and system integration services. The facility is equipped with the latest 3D-visualization technology to support real-time interaction enabling effective management of CNOOC’s growing number of domestic and international operations.

Elsewhere in China, CNOOC Ltd. Tianjin awarded Schlumberger a multi-well offshore hydraulic fracturing contract permitting the rig-up of the first-ever fracturing vessel in Bohai Bay. Successful stimulation of the first well increased oil production more than 10-fold from the deep-sandstone formation.

In Brunei Darussalam, Brunei Shell Petroleum Company awarded Schlumberger a new four-year contract for the multi-purpose service vessel BIMA. Strong performance during the past 18 months of operations that included drilling and logging services, openhole gravel packs, hydraulic fracturing services and sand-free production, exceeded customer expectations by more than doubling the anticipated production.

WesternGeco

Full-year 2006 revenue of $2.47 billion increased 49% versus 2005. Pretax operating income of $853 million in 2006 was 170% higher than 2005. Pretax operating margins grew strongly by 1,548 bps in 2006 versus 2005, demonstrating accelerating demand for exploration-driven seismic services. Marine vessel utilization of 99% in 2006 versus 88% in 2005, pricing growth exceeding 50%, and robust demand for Q-Technology* all contributed to this growth. Overall Q-Technology revenue reached $726 million, representing 29% of 2006 full-year revenue, an increase of 82% over 2005. In response to rapid growth in demand for Q-Technology for exploration and production, WesternGeco commissioned construction of the eighth and ninth Q-Marine* vessels, to be delivered in 2008 and 2009 respectively. In addition, WesternGeco approved the deployment of the sixth and seventh Q-Land* crews in 2007.

Fourth-quarter revenue of $721 million was 9% higher sequentially and 55% higher compared to the same period last year. Pretax operating income of $273 million improved 13% sequentially and 149% year-on-year.

The sequential revenue increase was driven by the traditionally strong fourth-quarter Multiclient sales. Land increased with higher crew activity across all regions and the deployment of new crews in the Middle East and North Africa. Data Processing also increased due to higher activity in Asia and Europe and an increase in proprietary third-party processing activity in North America following a shift of resources from multiclient surveys. Marine revenue decreased with the deployment of additional resources on phase two of E-Octopus, the world’s first multiclient wide-azimuth survey in the US Gulf of Mexico.

Pretax operating margins improved sequentially by 116 bps to reach 37.9% driven by higher Multiclient sales in Africa and North America and higher crew utilization in Land. This was offset by the assignment of two vessels to the E-Octopus survey and higher costs in Data Processing.

Statoil awarded WesternGeco a 4D amplitude-variation-with-offset (AVO) inversion contract for seismic reservoir monitoring on their four Q-Marine 4D North Sea surveys acquired by WesternGeco over the past five years. Reservoir Seismic Services in Stavanger will integrate the Q-Marine measurements with Ødegaard advanced surface seismic data inversion software into the 4D simultaneous AVO workflow to quantify changes in reservoir properties as a result of hydrocarbon production.

During the quarter, WesternGeco began a pilot Q-Land acquisition project for Qatar Petroleum to achieve improved resolution of a carbonate reservoir. The extensive data acquisition program also included deployment of the Wireline Sonic Scanner* service to ensure recovery of slowness measurements in shallow formations—measurements unattainable with conventional technology. Simultaneous Q-Land and Q-Borehole* surveys were under evaluation to further extend bandwidth limits and improve signal quality.

In the central Gulf of Mexico, WesternGeco completed data acquisition of phase one of the E-Octopus multiclient wide-azimuth survey. Utilizing Q-Technology, the 11,072 sq km survey covers 475 deepwater blocks and provides a step change in subsalt imaging in this region. Due to demand generated by the upcoming lease sale and the need for dramatic improvements in subsurface illumination, the second phase of the project was accelerated in the fourth quarter of 2006 with the addition of a second Q-Marine vessel and two source vessels.

About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, information solutions and integrated project management that optimize reservoir performance for customers working in the oil and gas industry. The company employs more than 70,000 people of over 140 nationalities working in more than 80 countries. Schlumberger supplies a wide range of products and services from seismic acquisition and processing; formation evaluation; well testing and directional drilling to well cementing and stimulation; artificial lift and well completions; and consulting, software, and information management. In 2006, Schlumberger operating revenue was $19.23 billion. For more information, visit www.SLB.com.

# # #

*	Mark of Schlumberger

Notes

Schlumberger will hold a conference call to discuss the above announcement on Friday, January 19, 2007, at 9:00am eastern, 8:00am central (2:00pm London time/3:00pm Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-888-423-3269 (toll free) for North America, or +1-612-332-0819 outside of North America, approximately 10 minutes prior to the scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” A replay will be available through February 2, 2007, by dialing +1-800-475-6701 in North America, or +1-320-365-3844 outside of North America, and providing the access code 850806.

The conference call will be webcast simultaneously at www.SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.SLB.com/ir.

For more information, contact

Jean-Francois Poupeau, Vice President of Communications and Investor Relations

or

Debashis Gupta, Investor Relations Manager

+1-713-375-3535

investor-relations@slb.com